UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 9, 2017, Elliott issued the following materials and the materials attached hereto as Exhibit 1 to the Company’s shareholders, which were also posted by Elliott to www.NewArconic.com:

May 8, 2017

Dear Fellow Arconic Shareholder:

You are receiving this letter because you are a shareholder of Arconic Inc. (“Arconic” or the “Company”), which was formerly a part of Alcoa Inc. This letter contains important information about your investment.

You may have heard that Arconic Chairman and CEO Klaus Kleinfeld recently resigned after sending a letter threatening to intimidate or extort a senior officer at the Company’s largest shareholder. The problem is, Arconic’s Board of Directors should have fired Dr. Kleinfeld long ago.

Under Dr. Kleinfeld, Alcoa’s shares declined nearly 70% in value, yet Dr. Kleinfeld was paid $128 million by the Board.

The enclosed article from MarketWatch by Elliot Blair Smith reveals how the Board’s lax oversight not only enabled Dr. Kleinfeld to grow richer as shareholders grew poorer, but also allowed the Board to share in the gains. As Smith writes:

Kleinfeld wasn’t the only beneficiary of corporate largesse. Earlier that year, the board made its annual grant of shares to company stewards a day before authorizing a 13% increase in the dividend, and the repurchase of 10% of all shares outstanding. That produced an immediate bump in the stock price. It’s yet another example of how company insiders benefited from even small gains in a stock inexorably headed lower. (Emphasis added)

For the past nine years, Arconic’s Board, led by former Alcatel-Lucent CEO Patricia Russo, aided and abetted Klaus Kleinfeld in destroying enormous amounts of shareholder value. The Board ignored the warning signs that Dr. Kleinfeld was acting unethically to save his job, even after he was caught trading away Company assets in exchange for an investor’s agreement to vote for management.

Then Dr. Kleinfeld threatened a shareholder. Now he has resigned in disgrace. But incredibly, the Board is still asking shareholders to trust its judgment, even though it continues to praise and pledges to adhere to the same “strategy” that produced such poor governance and abysmal shareholder returns.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

“The Board reaffirms the strategy developed under Mr. Kleinfeld’s leadership and shared with our investors, customers and employees.” – Arconic Press Release, April 17, 2017

“There are no plans to change our strategy or direction as a company.” – Board Member and Interim CEO David Hess letter to employees, April 17, 2017

“The Board believes that Arconic has the right strategy and is executing well on that strategy.” – Interim Board Chair Pat Russo letter to employees, April 17, 2017

“Board is unanimously supportive of Arconic’s current strategy.” – Arconic Presentation, May 4, 2017

Another enclosed article, this one by Tom Buerkle of Reuters BreakingViews, points out that replacing departed directors with nominees who have already committed to the same failed strategy isn’t the same as embracing change. As Buerkle writes:

Klaus Kleinfeld is gone but his legacy wants to live on. Arconic’s directors raised hope of strategic changes last month when they fired the former chairman and chief executive for inappropriate conduct in a proxy battle with activist Elliott Management. Now they’re contending the former boss had it right, on strategy at least, and two new board nominations should be change enough. The argument, like the firm’s performance, is poor. (Emphasis added)

It is time for us to ask: If a 70% decline in the value of your investment resulted from the “strategy” and “leadership” now endorsed by Arconic’s Board, then why should we trust this Board with our Company’s future?

You have a choice.

The enclosed BLUE proxy card gives you the power to choose a brighter future for a New Arconic. A vote for BLUE is a vote to:

•	Instill a culture dedicated to operational focus and excellence
•	Empower employees to share in the gains from improved operational performance
•	Eliminate the “celebrity” culture brought to the Company by Dr. Kleinfeld
•	Overhaul the Company’s worst-in-class corporate governance regime and adopt modern best practices demonstrating that “New Arconic” welcomes accountability
•	Drive higher asset utilization at Arconic’s facilities
•	Allocate capital away from wasteful projects and toward more prudent growth strategies

We think this “New Arconic” plan could increase the value of your investment substantially – to as much as $33-$46 per share.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

By contrast, the white proxy card is a white flag of surrender to a Board that has promised to continue the same failed strategy that produced a 70% decline in the value of your investment.

Our firm, Elliott Management, manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. We have no special rights and enjoy no preferences. Our decision to make such a large investment was not made to produce a quick buck. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will maximize investment returns for all shareholders.

We are asking for your support for four new independent, highly qualified directors:

•	Christopher L. Ayers – Former Alcoan and experienced operating executive, aerospace components expert
•	Elmer L. Doty – Former CEO of Vaught Aircraft, over 40 years of leadership experience in heavy industry
•	Bernd F. Kessler – Former CEO of SR Technics, extensive aerospace operating experience
•	Patrice E. Merrin – Experienced business executive and board director, has led two CEO search processes

More information on these high-caliber nominees can be found in the appendix attached. You can also hear from these nominees in their own words by typing the following URL into your web browser:

http://newarconic.com/meet-shareholder-nominees

You can take action to protect your investment and help us bring much needed change to Arconic. Please vote using only the BLUE proxy card today.

Thank you,

Elliott Management Corporation

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

Please vote for these highly qualified nominees using the BLUE CARD only

Please disregard and discard any white card you receive

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

REUTERS BREAKINGVIEWS

Agenda-setting financial insight

Arconic board shoves head back in the sand

May 4 2017
By Tom Buerkle

Klaus Kleinfeld is gone but his legacy wants to live on. Arconic’s directors raised hope of strategic changes last month when they fired the former chairman and chief executive for inappropriate conduct in a proxy battle with activist Elliott Management.

Now they’re contending the former boss had it right, on strategy at least, and two new board nominations should be change enough. The argument, like the firm’s performance, is poor.

In normal times nominees like James Albaugh, the former head of Boeing Commercial Airplanes, and Janet Wolfenbarger, a retired general who used to oversee a $60 billion procurement budget for the U.S. Air Force, ought to expect easy confirmation by shareholders. Both would bring plenty of relevant management experience to the $12 billion maker of aircraft and car parts.

They join a slate led by David Hess, a veteran United Technologies executive who was drafted last month to replace Kleinfeld on an interim basis. In its letter to shareholders ahead of the May 25 vote, the board notes that their election would complete a substantial overhaul, with nine of the company’s 12 directors taking their seats within the past 16 months.

But the company wants to have its cake and eat it. The board revamp stems largely from Elliott’s activism rather than any selfhelp initiative. Directors praised Kleinfeld’s record even as they fired him for writing a weird and unauthorized letter to Elliott that the hedge fund took as a blackmail attempt. And both the board and Hess insist that the course Kleinfeld set, which includes cost cuts and an exit from its low-margin packaging business, remains the best one.

The company did post decent first-quarter numbers last month, with revenue up 4.5 percent from a year earlier and an adjusted EBITDA margin rising modestly, to 15.2 percent. But the company has yet to show it can deliver sustained improvement after years of lagging rivals like Precision Castparts in profitability. Softening aircraft and auto sales will make the going harder still.

Elliott contends its slate of seasoned industry executives can lead a broader turnaround. With the support of a little over 20 percent of shareholders, it faces an uphill battle. But Arconic’s weak case isn’t making its job any harder.

MarketWatch May 5, 2017

Opinion: How to make millions on a losing stock? Ask Klaus Kleinfeld

By Elliot Blair Smith

CEO was awarded about $120.8 million in total compensation as market cap fell

Klaus Kleinfeld sold shares on his first day as an executive of Alcoa nearly a decade ago, and profited from generous grants of new stock and options—and well-timed sales—ever since.

He was incentivized with $1.5 million in performance pay for each $1 in the company’s stock price in January 2016, more than double the $700,000 rate in January 2009.

And the CEO was awarded about $120.8 million in total compensation during that time, unusual for an executive at a company whose market value declined by as much as $15 billion .

Last fall, the 59-year-old Ph.D. in strategic management spun off Alcoa’s AA, -3.11% long-suffering commodity business, and took the helm of its successor company, Arconic ARNC, -1.06% , which specializes in lightweight aluminum and alloyed products for cars, trucks, and airplanes.

But in the midst of a proxy fight with the activist hedge fund Elliott Management, Kleinfeld lost his job. The board removed him for writing a rambling note on personal stationery to the hedge fund’s founder, Paul Singer, who interpreted the letter— and a used soccer ball that came with it, both delivered by company messenger—as a threat.

This month, Arconic shareholders will vote on competing visions for the future. The independent directors under Chairman Patricia Russo are digging in against the hedge fund, which paid $1.6 billion for a 13.2% stake in the company. And so it’s worth looking at how the Russo board supervised Kleinfeld at the helm of one of the worst-performing companies in the S&P 500, and how he profited in ways that investors could not:

The board issued Kleinfeld higher-valued equity awards in five out of seven years from 2010 to 2016 even as the company’s stock price declined by 19%. Between January 2011 and January 2013, the board increased the number of stock options it granted him by 91%, and raised the number of his restricted shares by 58%, despite a 45% decline in the stock price during that period.

•Kleinfeld’s stock and options were often granted at the low end of the monthly trading range, including the lowest closing price in January 2016 and January 2008; and third lowest in January 2009 and January 2013. In only one year out nine was the grant in the upper half of the monthly range. A low basis price maximizes profit opportunities. For instance, Kleinfeld was awarded 2.1 million restricted shares and options valued at $9.9 million on Jan. 16, 2016, when the closing price of Alcoa’s stock was $7.03 lower (31% cheaper) than its monthly high on Jan. 4.

•The difference of a week—or even a day—between when Kleinfeld annually sold his shares and was granted new ones usually accrued in the CEO’s favor. These sales, which sometimes are arranged to settle tax obligations or the cost of the underlying securities, if any, are usually managed by the company itself. For instance, on Jan. 18, 2011, Kleinfeld unloaded 40,350 shares at $16.27 a share a week before being awarded 851,060 new options and restricted shares three cents cheaper than those he’d just sold. On Jan. 23, 2012, he sold 765,278 units at $10.25 a share one trading day after being granted nearly 1.1 million in options and restricted shares at eight cents cheaper than those he’d just sold. In January 2013, Kleinfeld sold shares at a price two cents more than those he was granted that same month. And in January 2014, he sold shares for 60 cents more than he those he was granted that month. His lucky streak ended in January 2015, when he sold some shares at the grant price, and some for less. While the price and quantity of the stock that Kleinfeld sold varied from year to year, the pennies saved added up.

Selling on Day One

Kleinfeld was the CEO of German engineering giant Siemens AG SIE, -0.98% when named to Alcoa’s board in a nonexecutive capacity in November 2003. Not quite four years later, Siemens orchestrated his departure after the company became embroiled in a foreign bribery scandal. Kleinfeld swiftly accepted a new job as Alcoa’s president and chief operating officer.

Despite a $1.3 million relocation package to pay for his move from Munich, and a $6.5 million signing bonus, Kleinfeld sold a small number of shares his first day on the new job in October 2007 while being awarded a special grant of new vested and restricted shares.

Kleinfeld wasn’t the only beneficiary of corporate largesse. Earlier that year, the board made its annual grant of shares to company stewards a day before authorizing a 13% increase in the dividend, and the repurchase of 10% of all shares outstanding.

That produced an immediate bump in the stock price.

It’s yet another example of how company insiders benefited from even small gains in a stock inexorably headed lower. As the global financial markets crisis took hold, and aluminum prices cratered, Kleinfeld stepped into the CEO job at Alcoa in early 2008. For the next nine years, he offered irrepressible optimism to investors—words such as “transformation” and “sustainable value”—as company earnings and the share price delivered disappointments.

Meanwhile, former Alcatel CEO Patricia Russo was appointed to the board in November 2008, and immediately joined the compensation committee. She was added to the powerful executive committee in 2011—serving alongside Kleinfeld—as well as the governance and nominating committee. And she took over as chair of the compensation committee just as it was replacing its existing pay consultant with a new firm, Pay Governance.

At the hands of Russo and Pay Governance, Kleinfeld’s compensation ballooned from $10.4 million in 2008 to $14 million in 2011, and $18.2 million in 2014.

In late 2014 and 2015, Alcoa delivered higher quarterly earnings, and the strongest full-year operating results since 2008. That sent the stock temporarily soaring. And Kleinfeld began unloading shares—$12.9 million worth in July 2014; $11.5 million in October 2014; and $16.7 million in January 2015—totaling $41.1 million in seven months.

In November 2015, Elliott Management disclosed owning a 6.4% stake in the company. And in January 2016, Kleinfeld sold still more shares a day before he met with representatives of the hedge fund at the World Economic Forum in Davos, Switzerland. It was two days before Moody’s Investors Service placed the ratings of 11 U.S. mining companies, including Alcoa, on review for a downgrade.

At this point, the activist investor began to put the screws to board and management during a series of private meetings. Talks spilled over into the public this January when Elliott Management nominated its own board slate in a campaign it headlined, “New Leadership is Needed at Arconic.” Company shares had now rebounded, nearly doubling over the past year.

Whether that is the result of a management-inspired separation of Arconic from Alcoa, or the fox running ahead of the hounds, is hotly debated.

On April 11, Kleinfeld had a letter hand-delivered to Elliott Management’s founder, Singer, along with a game ball from a 2006 FIFA World Cup match in Germany. You can find these keepsakes on sale at eBay for about $600. Kleinfeld intimated he’d become aware of some “colorful” exploits that had become “lastingly legendary” during a trip Singer made to Berlin that year, when Kleinfeld was based in Munich. He offered the soccer trophy to “bring back some ‘vivid’“ memories, and signed the letter with oversized initials—like large birds of prey flying across the page—familiar to anyone who has read his shareholder letters.

The next day, Elliott Management general counsel Richard Zabel, a former chief of the criminal division at the U.S. Attorney’s Office in Manhattan office, wrote the Arconic board that Kleinfeld appeared “to be making veiled suggestions that he might intimidate or extort Mr. Singer.” The board itself characterized the letter as demonstrating “poor judgment,” and Klein- feld resigned “by mutual agreement.” He had a company pension valued at about $19 million, severance payments worth up to $20.5 million—depending on the terms of departure—and potentially millions of dollars more in stock options, and unvested or unearned shares, as well as the possibility of future health benefits and pension accruals.

Looked at this way, the hedge fund has helped to make Kleinfeld a very wealthy man.

Arconic asked Elliott Management to consider dropping its “highly disruptive and distracting proxy fight.” Despite negotiations that hasn’t happened yet.

Instead, it characterized Kleinfeld’s departure as “long overdue” and “a necessary first step on the path to a new, stronger Arconic for shareholders and employees.”

With $33 billion under management, and several irons in the fire, Paul Singer’s interests don’t necessarily correspond with those of other Arconic shareholders. But whatever his hedge fund decides, shareholders should think for themselves about whether holdovers like Russo on this board—the Klaus Kleinfeld board—are right for “a new, stronger Arconic.”

Item 2: On May 8, 2017, Elliott issued the following advertisements:

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Item 3: On May 9, 2017, the following materials were posted by Elliott to www.NewArconic.com: